EXHIBIT 99.1

Team-

I wanted to pass along some updates on the integration work underway.

This week, we gathered all the integration leaders from both Snyder’s-Lance and Campbell for an important checkpoint.  In advance of the meeting, each sub-team defined the scope of their planned work. We worked together to build a shared understanding of the mission ahead.

Amid the daily progress and piles of plans, a greater pattern has begun to emerge:  Campbell and the broader integration team is exhibiting a tremendous commitment to following a measured approach to protect and maintain the performance and plans we have built at Snyder’s-Lance.  We should all be proud of this – thanks to your steadfast contributions.  While any future changes are yet to be determined, we ask that you continue to remain patient as we work to define the future, knowing fully that these underlying intentions are guiding a thoughtful and measured approach.

We will continue to maintain a steady dialogue with you around decisions that have been mad~~e~~ and are equally committed to give you visibility to when we expect to decide certain aspects of our integration plans.  You have our commitment to deliver that information in a consistent and timely manner.  In the interim, please continue to keep focused on the performance and plans we should all be very proud to have enabled.

As a aside, I want to share a fun story that illustrates the spirit of collaboration that is bubbling up across our company.  This week, the Campbell R&D integration leadership met with our West Coast R&D team at our Kettle site in Salem, OR.  The teams met to begin discussions on R&D workflows, and our team showcased their passion for culinary inspiration by designing and cooking a “trends lunch” that was apparently amazing!  The Kombucha tasting bar, mushroom coffees and activated charcoal lemonade were a real treat.  By all accounts from Campbell, it was an inspiring visit with our team that is rooted in culinary and consumer insights to create amazingly delicious food.  In fact, they even said that our team could “hold their own against Campbell’s Culinary & Baking Institute,” which is comprised of award-winning chefs. Thanks to the R&D team – great work!

Thanks,

Randy Chapman

Randy Chapman
Snyder’s-Lance, Inc.
13515 Ballantyne Corporate Place
Charlotte, NC 28277
W: 704-556-5762

M: 704-497-6059
rchapman@snyderslance.com

Important Information For Investors And Shareholders

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed acquisition of Snyder’s-Lance, Inc. (the “Company”) by Campbell Soup Company. In connection with this transaction, the Company will file relevant materials with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Any definitive proxy statement(s) (when available) will be mailed to shareholders of the Company. Investors and security holders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by the Company through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s internet website at http://ir.snyderslance.com/sec.cfm or by contacting the Company’s Investor Relations Department by email at kpowers@snyderslance.com or by phone at 704-557-8279.

PARTICIPANTS IN THE SOLICITATION

The Company, its directors and certain of its executive officers may be considered participants in the solicitation of proxies from the Company’s shareholders in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in its Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on February 28, 2017, its proxy statement for its 2017 annual meeting of shareholders, which was filed with the SEC on March 27, 2017, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which was filed with the SEC on November 9, 2017, and in other documents filed with the SEC by the Company and its officers and directors.

These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials in connection with the transaction to be filed with the SEC when they become available.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this communication regarding the proposed acquisition of the Company, including any statements regarding the expected timetable for completing the proposed transaction, benefits of the proposed transaction, future opportunities, future financial performance and any other statements regarding future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements made within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “aim,” “anticipate,” “believe,” “could,” “ensure,” “estimate,” “expect,” “forecasts,” “if,” “intend,” “likely” “may,” “might,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “probable,” “project,” “should,” “strategy,” “will,” “would,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements.

All forward-looking information are subject to numerous risks and uncertainties, many of which are beyond the control of the Company, that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: failure to obtain the required vote of the Company’s shareholders; the timing to consummate the proposed transaction; the risk that a condition to closing of the proposed transaction may not be satisfied or that the closing of the proposed transaction might otherwise not occur; the risk that a regulatory approval that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management time on transaction-related issues; and risk that the transaction and its announcement could have an adverse effect on the Company’s ability to retain customers and retain and hire key personnel.  Additional information concerning these and other risk factors can be found in the Company’s filings with the SEC and available through the SEC’s Electronic Data Gathering and Analysis Retrieval system at http://www.sec.gov, including the Company’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The foregoing list of important factors is not exclusive. The Company’s forward-looking statements are based on assumptions that the Company believes to be reasonable but that may not prove to be accurate. The Company assumes no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise, except as may be required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.